Exhibit 99.1

Lawson Products Acquires Partsmaster

Lawson’s Largest Acquisition in Five Years

Expands MRO Scale and Customer Base

CHICAGO, September 1, 2020 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced the acquisition of PartsmasterTM, a leading maintenance, repair and operations (MRO) solutions provider with annual sales of approximately $63 million. Partsmaster serves 16,000 customers with over 200 sales representatives principally through a distribution center located in Greenville, Texas.

“This transaction is an important step in our continued growth strategy. We’re very excited about expanding our sales team and customer base further positioning Lawson as a leader in MRO vendor managed inventory services,” stated Michael DeCata, president and CEO of Lawson. “Partsmaster is a strong strategic fit with a similar VMI business model, similar product margins, a complementary product offering and a passion for providing great service to customers. We welcome the Partsmaster team and look forward to working with them, sharing best practices and driving growth through our entire organization.”

The Company will pay approximately $35.3 million plus the assumption of certain liabilities. Lawson paid $2.3 million of the purchase price at closing and will pay the remaining $33.0 million in May 2021. Lawson will satisfy the deferred portion of the purchase price with cash on hand and, to the extent necessary, any remaining portion using its existing $100 million committed credit facility. Excluding integration costs, Lawson expects the acquisition to be accretive starting in fiscal 2021 and expanding further into 2022 as it becomes fully integrated.

“We are excited to join an industry leader like Lawson Products. The transaction allows us to leverage our shared expertise and solid customer relationships to further expand our business,” commented Partsmaster president, David Weiss. “The entire Partsmaster team will greatly benefit from Lawson’s expanded product offering and North American distribution capabilities while Lawson will acquire a highly trained sales force along with a wide array of proprietary products to not only keep customers running, but also reduce their parts, labor and downtime costs.”

Partsmaster, established in 1968, has been a division of privately-owned NCH Corporation, a global leader in industrial and commercial maintenance products based in Irving, Texas.

DeCata concluded, “The addition of Partsmaster accelerates our three-part growth strategy through acquisitions, expanding our sales team and driving sales rep productivity. This is our seventh and largest acquisition in the past five years. We plan to continue to be opportunistic in utilizing our strong balance sheet to make accretive acquisitions to integrate complementary businesses that leverage our strong market position and operational infrastructure.”

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About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2019, Form 10-K filed on February 27, 2020. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

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Contact

Investor Relations:

Lawson Products, Inc.

Ronald J. Knutson

Executive Vice President and Chief Financial Officer

773-304-5665

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